Exhibit 99.1

300 Throckmorton Street
Fort Worth, TX 76102

KMG Names Marcelino Rodriguez Chief Financial Officer

FORT WORTH, Texas—June 27, 2016—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals, today announced that Marcelino Rodriguez, KMG’s Corporate Controller and Chief Accounting Officer, has been named Vice President and Chief Financial Officer. Rodriguez replaces Mindy Passmore, who has resigned to pursue other opportunities. As CFO, Rodriguez will oversee corporate finance, accounting, treasury reporting and information systems technology.

“Mindy’s financial expertise and experience in information technology and enterprise resource planning systems were important to KMG’s successful growth over the past two and a half years. On behalf of the board and management team, I thank Mindy for her many contributions and wish her the best in her future endeavors,” said Chris Fraser, KMG Chairman and CEO.

“We are pleased to announce that Marcelino Rodriguez has accepted the position of Chief Financial Officer,” Fraser continued. “Marcelino has been instrumental in building and strengthening KMG’s finance and accounting organization since he joined the company more than two years ago. His extensive financial and operational leadership experience from companies such as Paul Mueller and Lhoist North America, where he previously served as Chief Financial Officer, will add significant value to our global finance organization. I am confident Marcelino brings the right blend of disciplined financial management, business acumen and IT systems experience to help KMG continue to deliver on our financial and strategic objectives.”

Rodriguez is a Certified Public Accountant and has more than 27 years of domestic and international experience in accounting, financial reporting, operating processes and systems and information technology. Since February 2014, Rodriguez has served as KMG’s Corporate Controller and Chief Accounting Officer and oversaw the Company’s corporate accounting and financial reporting. Before joining KMG in 2014, Rodriguez served as Chief Financial Officer of Paul Mueller Company, a Springfield, Missouri-based manufacturer of industrial stainless steel tanks and equipment, where he was responsible for accounting, finance, IT, treasury, reporting, legal and investor relations. Prior to that role, Rodriguez was Chief Financial Officer of Lhoist North America, a leading producer of lime-based products and services.

Mr. Rodriguez holds a BBA in Accounting from the University of Texas at San Antonio and earned his MBA from St. Mary’s University.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG

subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG

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